EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated October 24, 1994, which appears on page 39 of the 1994 Annual Report to Shareholders of Johnson Controls, Inc., which is incorporated by reference in Johnson Controls, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 29 of such Annual Report on Form 10-K.



   PRICE WATERHOUSE LLP

   Milwaukee, Wisconsin
   November 30, 1995
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